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                                                                     EXHIBIT 5.1

                   [LETTERHEAD OF SIMPSON THACHER & BARTLETT]

                                              March 2, 1999

The Boyds Collection, Ltd.
350 South Street
McSherrystown, PA 17344
Ladies and Gentlemen:

    We have acted as counsel to The Boyds Collection, Ltd., a Maryland corporation (the "Company"), in connection with the Registration Statement on Form S-1 and any related registration statement that may be filed pursuant to Rule 462(b) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance and sale by the Company of 9,250,000 shares of Common Stock, par value $0.0001 per share (together with any other shares that may be issued and sold by the Company pursuant to Rule 462(b), the "Primary Shares") and the sale by KKR 1996 Fund L.P. and KKR Partners II, L.P. (the "Selling Stockholders") of 6,461,071 and 288,929 shares of Common Stock, par value $0.0001 per share, respectively (together with any other shares that may be sold by the Selling Stockholders pursuant to the exercise of any over-allotment options by the underwriters or pursuant to Rule 462(b), the "Secondary Shares").

    We have examined the Registration Statement and a form of the share certificate and a form of the Amended and Restated Articles of Incorporation, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. The Secondary Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

2. When the Board of Directors of the Company (the "Board") has taken all necessary corporate action to authorize and approve the issuance of the Primary Shares and upon payment and delivery in accordance with the applicable definitive underwriting agreements approved by the Board, the Primary Shares will be validly issued, fully paid and non-assessable.

    Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of the State of Maryland, we have relied upon the opinion of Piper & Marbury L.L.P. dated the date hereof.

    We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the law of the State of Maryland.
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The Boyds Collection, Ltd.              -2-                        March 2, 1999

    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                          Very truly yours,

                                          /s/ SIMPSON THACHER & BARTLETT

                                          SIMPSON THACHER & BARTLETT